Exhibit 10.40

KMG CHEMICALS, INC.,

KMG-BERNUTH, INC., and

KMG ELECTRONIC CHEMICALS, INC.

$20,000,000

7.43% Senior Secured Notes due December 31, 2014

NOTE PURCHASE AGREEMENT

Dated December 31, 2007

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Section 5.20.	Priority of Liens	11
Section 5.21.	Insurance	11
Section 5.22.	Delivery of Credit Documents and Air Products Apa Documents	11

Section 6.	Representations Of The Purchaser	11
Section 6.1.	Purchase for Investment	11
Section 6.2.	Source of Funds	12

SECTION 7.	INFORMATION AS TO COMPANIES	13
Section 7.1.	Financial and Business Information	13
Section 7.2.	Officer’s Certificate	16
Section 7.3.	Visitation	16

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES	17
Section 8.1.	Maturity	17
Section 8.2.	Optional Prepayments with Make-Whole Amount	17
Section 8.3.	Allocation of Partial Prepayments	17
Section 8.4.	Maturity; Surrender, Etc.	17
Section 8.5.	Purchase of Notes	18
Section 8.6.	Make-Whole Amount	18

SECTION 10.	NEGATIVE COVENANTS	26
Section 10.1.	Financial Covenants	26
Section 10.2.	Dividends	27
Section 10.3.	Liens	27
Section 10.4.	Indebtedness	27

SECTION 14.	PAYMENTS ON NOTES.	36
Section 14.1.	Place of Payment	36
Section 14.2.	Home Office Payment	36

SECTION 15.	EXPENSES, ETC.	36
Section 15.1.	Transaction Expenses	36
Section 15.2.	Survival	37

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	37

SECTION 17.	AMENDMENT AND WAIVER	37
Section 17.1.	Requirements	37
Section 17.2.	Solicitation of Holders of Notes	38
Section 17.3.	Binding Effect, etc.	38
Section 17.4.	Notes Held by Any Company, etc.	38

SECTION 18.	NOTICES	39

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE C	—	Existing Liens

SCHEDULE 5.4	—	Subsidiaries of the Companies and Ownership of Subsidiary Stock

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.19	—	Material Contracts

SCHEDULE 9.11(a)	—	Collateral Locations

SCHEDULE 9.19	—	Post Closing Matters

SCHEDULE 10.11	—	Affiliate Transactions

EXHIBIT 1	—	Form of 7.43% Senior Secured Note due December 31, 2014

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Companies

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7.43% Senior Secured Notes due December 31, 2014

December 31, 2007

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE A HERETO:

Ladies and Gentlemen:

KMG CHEMICALS, INC., a Texas corporation (“KMG Chemicals”), KMG-BERNUTH, INC., a Delaware corporation (“KMG-Bernuth”), and KMG ELECTRONIC CHEMICALS, INC., a Texas corporation (“KMG ECI” and, together with KMG Chemicals and KMG-Bernuth, collectively, the “Companies” and each, individually, a “Company”), each agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                                                    AUTHORIZATION OF NOTES.

The Companies will authorize the issue and sale of $20,000,000 aggregate principal amount of their 7.43% Senior Secured Notes due December 31, 2014 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Notes shall be substantially in the form set out in Exhibit 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.                                                    SALE AND PURCHASE OF NOTES SALE.

Subject to the terms and conditions of this Agreement, the Companies will issue and sell to each Purchaser and each Purchaser will purchase from the Companies, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                                                    CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 10:00 a.m., Dallas, Texas time, at a closing (the “Closing”) on December 31, 2007 or on such other Business Day thereafter on or prior to January 15, 2008 or at such other place as may be agreed upon by the Companies and the Purchasers.  At the Closing the Companies will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Companies or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Companies to account number 2000630326893 at Wachovia Bank, N.A., Charlotte, North

Carolina, ABA No. 111025013.  If at the Closing the Companies shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.                                                    CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.           Representations and Warranties.  The representations and warranties of each Company in this Agreement and the other Note Documents shall be correct when made and at the time of the Closing.

Section 4.2.           Performance; No Default.  Each Company shall have performed and complied with all agreements and conditions contained in this Agreement and the other Note Documents required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3.           Certain Documents.  Each Purchaser shall have received the following, each dated the date of Closing unless otherwise specified and in full force and effect:

(a)           the Notes to be issued to such Purchaser pursuant to Section 2;

(b)           certificates of the Secretary or an Assistant Secretary of each Company certifying (i) the Organizational Documents of such Company, (ii) the resolutions of the Governing Body of such Company approving the Note Documents to which such Company is a party and the related transactions, (iii) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Note Documents to which such Company is a party, and (iv) certifying the names and true signatures of the officers of such Company authorized to sign this Agreement and the other Note Documents to which such Company is a party and the other documents to be delivered hereunder on behalf of such Company;

(c)           certificates of good standing and existence for each Company from the State in which each Company is organized;

(d)           results of searches of the UCC records of the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of each Company, reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than Permitted Liens;

(e)           the Intercreditor Agreement duly executed by the Purchasers, the Lender Parties and each Company;

(f)            certificate(s) of insurance naming the Collateral Agent as loss payee or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is in amount, form and substance and from an issuer satisfactory to the Purchasers;

(g)           a certified copy of each of (i) the Credit Agreement, (ii) the other Security Documents, (iii) appropriate Financing Statements naming the Collateral Agent as the secured party and each Company as debtor, and (iv) the Air Products APA Documents;

(h)           each Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.13, 4.14 and 4.15 have been fulfilled;

(i)            the Most Recent Financial Statements and the Closing Balance Sheet, each in form and substance acceptable to the Purchasers;

(j)            additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

Section 4.4.           Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Haynes and Boone, LLP, counsel for the Companies, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and each Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Senn Visciano Kirschenbaum P.C., special Colorado counsel for the Companies, covering such matters incident to the applicable Mortgage as such Purchaser may reasonably request, (c) from Stinson Morrison Hecker LLP, special Kansas counsel for the Companies, covering such matters incident to the applicable Mortgage as such Purchaser may reasonably request, and (d) from Baker Botts L.L.P., the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.           Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.           Sale of Other Notes.  Contemporaneously with the Closing the Companies shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.           Payment of Fees.  The Companies shall have paid to Prudential Investment Management, Inc. the $40,000 structuring fee described in the letter dated December 3, 2007, among Prudential Investment Management, Inc., KMG Chemicals and KMG-Bernuth.

Section 4.8.           Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Companies shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Companies at least one Business Day prior to the Closing.

Section 4.9.           Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.10.        Title.  Each Purchaser shall be satisfied in its reasonable discretion as to the status of each Company’s title to such Company’s properties.

Section 4.11.        Collateral Agent’s Liens.  Each Purchaser shall have received satisfactory evidence that the Liens granted to the Collateral Agent under the Security Documents are subject to an Acceptable Security Interest and that all actions or filings necessary to protect, preserve and validly perfect such Liens on the Collateral have been made, taken or obtained, as the case may be, and are in full force and effect.

Section 4.12.        Encumbrance of Real Property Interests.  Each Purchaser shall be satisfied that the Mortgages encumber substantially all of the owned real property interests held by each Company as the Purchasers may require.

Section 4.13.        Changes in Corporate Structure.  No Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following October 31, 2007 through the date hereof.

Section 4.14.        No Material Adverse Effect.  There shall exist or have occurred since July 31, 2007 no condition, event or act which could reasonably be expected to have a Material Adverse Effect.

Section 4.15.        Credit Documents and Air Products APA Documents.  (a) The Credit Documents shall be in full force and effect, (b) the Acquisition contemplated by the Air Products APA Documents shall have been consummated according to the terms of the Air Products APA Documents and (c) all transactions in connection with the foregoing shall have been consummated prior to or concurrently with the issuance of the Notes, and each Purchaser shall have received evidence satisfactory to it of each of the foregoing.

Section 4.16.        Funding Instructions.  At least one Business Day prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of KMG Chemicals confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.17.        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Note Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                                    REPRESENTATIONS AND WARRANTIES OF EACH COMPANY.

Each Company represents and warrants to each Purchaser that:

Section 5.1.           Organization; Power and Authority.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Note Documents and to perform the provisions hereof and thereof.

Section 5.2.           Authorization, Etc.  This Agreement, the Notes and the other Note Documents have been duly authorized by all necessary corporate action on the part of each Company, and this Agreement constitutes, and upon execution and delivery thereof each Note and each other Note Document will constitute, a legal, valid and binding obligation of each Company enforceable against each such Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.           Disclosure.  Neither this Agreement, any other Note Document nor any other document, certificate or statement furnished to any Purchaser by or on behalf of any Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact peculiar to any Company or any of its Subsidiaries that materially and adversely affects or in the future may reasonably be expected (so far as any Company can now reasonably foresee) to materially and adversely affect the business, property or assets, condition (financial or otherwise) or operations of any Company or any of its Subsidiaries and that has not been set forth in this Agreement.

Section 5.4.           Organization and Ownership of Shares of Subsidiaries.

(a)           Schedule 5.4 contains (except as noted therein) a complete and correct list of each Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Company and each other Subsidiary.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by any Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Credit Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by applicable law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.           Financial Statements; Material Liabilities.  KMG Chemicals has delivered to each Purchaser copies of the Most Recent Financial Statements.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of KMG Chemicals and its Subsidiaries as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  Each Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.

Section 5.6.           Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by each Company of this Agreement, the Notes and the other Note Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Acceptable Security Interest) in respect of any property of any Company or any Subsidiary under, any Credit Document, indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Company or any Subsidiary is bound or by which any

Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Company or any Subsidiary.

Section 5.7.           Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with (a) the execution, delivery or performance by any Company of this Agreement, the Notes or any other Note Document, (b) the mortgage, pledge, assignment, or grant by each Company of Collateral Agent’s Lien, (c) the perfection or maintenance of Collateral Agent’s Lien, except for the recording of (i) the Mortgages, (ii) the special warranty deed conveying the Mortgaged Property in Pueblo, Colorado to KMG ECI pursuant to the Air Products APA Documents and (iii) the Financing Statements, or (d) for the exercise by the holder of any Note or the Collateral Agent of their respective rights or remedies provided for in this Agreement, the Notes or in any of the other Note Documents (except as may be required by applicable laws in connection with the foreclosure and disposition of the Collateral).

Section 5.8.           Litigation; Observance of Agreements, Statutes and Orders.

(a)           There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Company, threatened against or affecting any Company or any Subsidiary or any property of any Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither any Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.           Taxes.  Each Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  Each Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of each Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of each Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all Fiscal Years up to and including the Fiscal Year ended July 31, 2003, except that in Mexico tax years subsequent to 2001 remain open and subject to examination.

Section 5.10.        Title to Property; Leases.  Each Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.        Licenses, Permits, Etc.

(a)           Each Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)           To the best knowledge of each Company, no product of any Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)           To the best knowledge of each Company, there is no Material violation by any Person of any right of any Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Company or any of its Subsidiaries.

Section 5.12.        Compliance with ERISA.

(a)           Each Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither any Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 412 or 430 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

(c)           Each Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Companies’ most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Companies and their respective Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by each Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.        Private Offering by the Companies.  Neither any Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither any Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.        Use of Proceeds; Margin Regulations.  Each Company will apply the proceeds of the sale of the Notes (a) to repay amounts outstanding under, and terminate, the Companies’ existing secured credit facility with Wachovia Bank, National Association, (b) to partially finance the Acquisition contemplated by the Air Products APA and (c) for other general corporate purposes.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Companies and their respective Subsidiaries and no Company has any present intention that margin stock will constitute more than 25% of the value of such assets.   As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.        Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all Existing Indebtedness of each Company and its Subsidiaries arising under clause (a) of the definition thereof as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guarantees thereof, if any).  Neither any Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Neither any Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, other than Permitted Liens.

(c)           Neither any Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other Organizational Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Company, except as specifically indicated in Schedule 5.15.

Section 5.16.        Foreign Assets Control Regulations, Etc.

(a)           Neither the sale of the Notes by any Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither any Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person.  Each Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to each Company.

Section 5.17.        Status under Certain Statutes.  Neither any Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.        Environmental Matters.

(a)           Neither any Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither any Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither any Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)           All buildings on all real properties now owned, leased or operated by any Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.        Material Contracts.  Set forth on Schedule 5.19 is a complete and accurate list of all of the Material Contracts.

Section 5.20.        Priority of Liens.  Except with respect to Excluded Collateral (as defined in the Credit Agreement) and vehicles for which the Collateral Agent’s Lien has not yet been reflected on the certificate of title therefor, the Collateral Agent’s Lien constitutes an Acceptable Security Interest.

Section 5.21.        Insurance.  The assets, properties and business of the Company Consolidated Group are insured against such hazards and liabilities, under such coverages and in such amounts, as are required under Section 9.9.

Section 5.22.        Delivery of Credit Documents and Air Products APA Documents.  Each Company has delivered to each Purchaser a true, correct and complete copy of each material Credit Document and Air Products APA Document, including all amendments and waivers of any provision thereof.

SECTION 6.                                                    REPRESENTATIONS OF THE PURCHASER.

Section 6.1.           Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the

Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Companies are not required to register the Notes.

Section 6.2.           Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Companies in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Companies in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in any Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Companies in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Companies in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                                                    INFORMATION AS TO COMPANIES

Section 7.1.           Financial and Business Information.  The Companies shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements — within 45 days after each Quarter-End in each Fiscal Year of the Companies, duplicate copies of,

(i)            an unaudited (management-prepared) consolidated balance sheet of the Company Consolidated Group as at the end of such Fiscal Quarter, and

(ii)           unaudited (management-prepared) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company Consolidated Group, for such Fiscal Quarter and (in the case of the second, third and fourth quarters) for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of KMG Chemicals’ Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Companies shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on KMG Chemicals’ home page on the worldwide web (at the date of this Agreement located at:  http//www.kmgb.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements — within 120 days after each Fiscal Year-End of the Companies, duplicate copies of

(i)            a consolidated balance sheet of the Company Consolidated Group as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company Consolidated Group for such year,

setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of KMG Chemicals’ Form 10-K for such Fiscal Year (together with KMG Chemicals’ annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Companies shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each material financial statement, report, notice or proxy statement sent by any Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by any Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by any Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action each Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that each Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by any Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)           Other Notices — prompt notice in writing if any Responsible Officer of any Company obtains knowledge of any of the following:

(i)            the cancellation or termination of any Material Contract (other than upon the expiration of its term); or

(ii)           any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Company Party with any Person and relating to the borrowing of money;

(h)           Rule 144A Information — with reasonable promptness, any information necessary to permit any such holder to comply with Rule 144A under the Securities Act, or any successor rule; and

(i)            Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Company or any of its Subsidiaries (including, but without limitation, actual copies of KMG Chemicals’ Form 10-Q and Form 10-K) or relating to the ability of any Company to perform its obligations hereunder and under the Notes and the other Note Documents as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.           Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether any Company was in compliance with the requirements of Sections 10.1 and 10.12 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of each Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action each Company shall have taken or proposes to take with respect thereto.

Section 7.3.           Visitation.  Each Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Companies, to visit the principal executive office of the Companies, to discuss the affairs, finances and accounts of each Company and its Subsidiaries with each Company’s officers, and (with the consent of the Companies, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Companies, which consent will not be unreasonably withheld) to visit the other offices and properties of each Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default — if a Default or Event of Default then exists, at the joint and several expense of the Companies to visit and inspect any of the offices or properties of the Companies or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Company authorizes said accountants to discuss the affairs, finances and accounts of such Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.                                                    PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.           Maturity.  As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2.           Optional Prepayments with Make-Whole Amount.  The Companies may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Companies will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Companies shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.           Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.           Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Companies shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Companies and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.           Purchase of Notes.  Each Company will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  Each Company will promptly cancel all Notes acquired by it or any Company pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.           Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 1.0% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The

Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.                                                    AFFIRMATIVE COVENANTS.

Each Company covenants that so long as any of the Notes are outstanding:

Section 9.1.           Compliance with Law.  Without limiting Section 10.10, each Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.           [Intentionally Omitted].

Section 9.3.           Maintenance of Properties.  Each Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.           Payment of Taxes and Claims.  Each Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Company or any Subsidiary, provided that neither any Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and a Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.           Corporate Existence, Etc.  Subject to Section 10.7, each Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.7 and 10.8, each Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into a Company or a Wholly-Owned Subsidiary) and all rights and franchises of each Company and its Subsidiaries unless, in the good faith judgment of such Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.           Books and Records.  Each Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Company or such Subsidiary, as the case may be.

Section 9.7.           Environmental Remediation and Indemnification.  If at any time any Hazardous Material is discovered on, under or about any Mortgaged Property or any other property owned or operated by any Company or any Subsidiary (“Other Property”) and failure to remediate the same would cause any Company or any Subsidiary to be in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect, the Companies will inform the holders of the Notes of the same and of such Company’s or such Subsidiary’s proposed remediation program, and such Company or such Subsidiary will, at no cost and expense to the Collateral Agent or the holders of the Notes, and only to the extent of any legal requirement under applicable Environmental Laws for such Company or such Subsidiary to do so, remediate or remove such Hazardous Materials from such Mortgaged Property or Other Property or the groundwater underlying such Mortgaged Property or Other Property in accordance with (a) such remediation program as a prudent operator would undertake, (b) the approval of the appropriate Governmental Authorities, if any such approval is required under the applicable Environmental Laws, and (c) all applicable Environmental Laws the noncompliance with which could reasonably be expected to have a Material Adverse Effect.  Each Company and any Subsidiary shall have the right to contest any notice or directive by any appropriate

Governmental Authority to remediate or remove Hazardous Materials from any Mortgaged Property or Other Property so long as such Company or such Subsidiary diligently prosecutes such contest to completion and complies with any final order or determination.  Each Company shall be solely responsible for, and will indemnify and hold harmless the Collateral Agent and the holders of the Notes and their respective directors, officers, employees, agents, successors and assigns from and against, any and all losses, damages, demands, claims, causes of action, judgments, actions, assessments, penalties, costs, expenses and liabilities to the extent that they directly or indirectly arise out of or are attributable to the release of any Hazardous Materials at any Mortgaged Property or Other Property, including the following: (i) all foreseeable and unforeseeable consequential damages; (ii) the costs of any repair, cleanup or detoxification of any Mortgaged Property or Other Property required by any applicable Environmental Laws, and the preparation and implementation of any closure, remedial or other plans required by any applicable Environmental Laws; and (iii) all reasonable costs and expenses incurred by the Collateral Agent or any holder of the Notes in connection with clauses (i) and (ii) above, including reasonable attorneys’ fees; provided, however, that the Companies shall not be liable for any of the foregoing if a final, nonappealable judgment by a court of competent jurisdiction finds that such release of Hazardous Materials resulted from the gross negligence or willful misconduct of the Collateral Agent or a holder of the Notes.  The indemnities provided in this Section 9.7 shall survive the repayment or any other satisfaction of the Note Agreement Obligations.

Section 9.8.           Information Required by Rule 144A.  Each Company will, upon the request of the holder of any Note, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as KMG Chemicals is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

Section 9.9.           Insurance and Insurance Proceeds.

(a)           Each Company shall cause the assets, properties and business of the Company Consolidated Group to be insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.  Upon request of the Collateral Agent, the Companies shall provide (and shall cause the other Members of the Company Consolidated Group to provide) the Collateral Agent with insurance certificates and copies of insurance policies then in effect (it being agreed that no Member of the Company Consolidated Group shall be required to maintain coverages for (i) products liability insurance on the Companies’ wood treating products, nor (ii) business interruption insurance, except for the Mortgaged Property located in Pueblo, Colorado).

(b)           Each Company shall cause (i) each general liability insurance policy to name the Collateral Agent as additional insured, (ii) each casualty insurance policy insuring any Collateral to name the Collateral Agent as loss payee (and with respect to any Mortgaged Property, a mortgagee), and (iii) all such policies to provide that such policies will not be canceled or materially changed without 30 days prior written notice to the Collateral Agent.

(c)           Any Net Cash Proceeds (as defined in the Credit Agreement) payable under any insurance policy on account of damage or destruction to the Mortgaged Property shall be paid to the Collateral Agent as a prepayment of the principal indebtedness owing under the Term Note (as defined in the Credit Agreement); provided that such Net Cash Proceeds shall be paid to the Companies so long as (i) no Event of Default exists at the time of payment, and the Collateral Agent determines in its reasonable discretion that the occurrence of such casualty event would not reasonably be expected to result in an Event of Default (including an Event of Default on account of loss of income occasioned by such casualty event); and (ii) as soon as reasonably practicable following the casualty event, the Companies provide evidence reasonably satisfactory to the Collateral Agent that such Net Cash Proceeds will be applied (A) to the repair or restoration of the Mortgaged Property so damaged, or to the construction of a replacement facility for the property damaged or condemned, or to the expansion of the productive capacity of an existing facility in lieu thereof (and, unless waived by the Required Holders, the Companies shall execute such documents and instruments as may be necessary or appropriate in the Collateral Agent’s reasonable discretion to cause such replacement facility or expanded facility to constitute part of the Collateral); or, (B) if approved by the Collateral Agent, to the purchase of other assets to be used in the operation of the business of a Member of the Company Consolidated Group.

Section 9.10.        Maintenance of Lien.  In connection with the Collateral Agent’s Lien, each Company will:

(a)           execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Collateral Agent as the Collateral Agent or the Required Holders, from time to time, may specify, and pay, or reimburse the Collateral Agent upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as the Collateral Agent may designate; and

(b)           take such other steps as the Collateral Agent or the Required Holders, from time to time, may direct to protect, perfect, and maintain the Collateral Agent’s Lien.

Section 9.11.        General Covenants and Agreements Pertaining to the Collateral.

(a)           The addresses of each Company’s principal place of business (or chief executive office if more than one), the office where such Company keeps and will keep such Company’s Records, including, without limitation, those Records concerning all of Company’s Accounts and the other Collateral, and the place or places at which all of Company’s Inventory, Equipment and other Tangible Property is and will be located are correctly set forth on Schedule 9.11(a); and each Company shall promptly advise the holders of Notes in writing of any change in any of said addresses.  No Company will remove such Records from the place or places set forth on Schedule 9.11(a), nor shall any Company keep any of such Records at any other locations unless (i) such Company gives the holders of Notes at least 10 days’ written notice thereof and of the new location, and (ii) the new location is within the continental United States of America.  The Companies shall give the holders of Notes at least 10 days’ prior written notice of any Company’s opening of any new office or place of business, and any such office or place of business shall be within the continental United States of America.

(b)           Subject to any Permitted Transfers of Assets, each Company is and shall remain the owner of all real estate on which any of the locations described in subparagraph (a) next above are located; or if not, except as otherwise agreed to by the Collateral Agent, such Company has heretofore obtained from each owner of said real estate a written waiver or subordination (in form and substance reasonably satisfactory to the Collateral Agent) of any landlord’s Lien or other Lien said owner might have with respect to the Collateral, and such Company has delivered the same to the holders of Notes.

(c)           Upon request of the Collateral Agent, each Company shall promptly deliver to the Collateral Agent the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title laws of any state of the United States of America or any other Jurisdiction and shall join with the Collateral Agent in executing any applications and other documents and taking any other actions necessary or desirable in the Collateral Agent’s opinion to perfect Collateral Agent’s Lien in such vehicles.  The Collateral Agent may retain possession of such certificates of title until payment in full of all the Note Agreement Obligations.

(d)           Each Company shall furnish to the holders of Notes from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Required Holders or the Collateral Agent may reasonably request, all in reasonable detail.

(e)           Each Company shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral, including without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Upon request of the Collateral Agent, each Company shall make proper entries in its books disclosing the assignment of the Collateral to Collateral Agent, and each Company shall segregate its Records concerning the Collateral and mark the Collateral with Collateral Agent’s name or in such other manner as shall be satisfactory to the Required Holders and the Collateral Agent.  After the occurrence of and during the continuance of any Default, each Company shall deliver and turn over to Collateral Agent any such Records at any time on demand of the Required Holders or the Collateral Agent.

(f)            Promptly upon written request of the Collateral Agent, each Company shall exercise commercially reasonable efforts to obtain a waiver of any Lien claims or rights that any owners or mortgagees of any real estate (or of any possessory interest therein) on which the Collateral, or any part thereof, is now or hereafter may be located, may have with respect to the Collateral, or shall secure an agreement wherein such Persons subordinate their rights, titles, interests and lien claims to Collateral Agent’s Lien in, on and upon the Collateral.

(g)           Promptly upon written request of the Collateral Agent, each Company shall provide the holders of Notes with copies of all agreements between any Company and any warehouse at which any material Collateral may, from time to time, be kept and all lease or similar agreements between any Company and any other Person, whether a Company is lessor or lessee thereunder.

(h)           If any Account arises out of a contract with the United States of America, or any other Governmental Authority, each Company shall promptly notify the Collateral Agent thereof in writing and execute any instruments and take any other action, if any, required or requested by the Collateral Agent to perfect Collateral Agent’s Lien on and right to collect such Account under the provisions of the Assignment of Claims Act or other applicable law.

(i)            Each Company shall promptly notify the holders of Notes in writing of the initiation of any Commercial Tort Claim seeking damages on behalf of any Company in excess of $500,000.  Each Company shall execute and deliver such statements, documents and notices and do and cause to be done all such things as the Required Holders or the Collateral Agent may reasonably deem necessary or appropriate to create, perfect and maintain Collateral Agent’s Lien upon any Commercial Tort Claim.

Section 9.12.        Collateral Evidenced by Instruments or Documents.  Each Company covenants and agrees that upon such Company’s receipt of any Collateral which is evidenced or secured by an agreement, Instrument, Document or Chattel Paper and upon demand of Collateral Agent, such Company shall deliver the original thereof (or each executed or original counterpart if more than one) to the Collateral Agent, together with appropriate endorsements and/or assignments in form and substance acceptable to the Collateral Agent.

Section 9.13.        Maintaining Bank Accounts.

(a)           Except for bank accounts that have average monthly collected balances of less than $100,000 (in the aggregate), each Company shall maintain all of its bank accounts (collectively, the “Bank Accounts”), including any Deposit Accounts and disbursement accounts, only with Wachovia Bank, National Association  (the “Approved Bank Accounts”); provided, however, during the period of time that a Transition Services Agreement is in effect, the Companies may maintain and make deposits to and disbursements from the bank accounts established under and as contemplated by a Transition Services Agreement.

(b)           Upon the occurrence and during the continuance of a Default and the demand of the Collateral Agent, each Company shall maintain lockboxes and blocked deposit accounts (each a “Lockbox Account”) only with Wachovia Bank, National Association and with other banks (each a “Lockbox Bank”) that have entered into letter or other agreements (each a “Lockbox Agreement”) approved by and acceptable to the Collateral Agent in its discretion, provided that such Lockbox Agreement is an Acceptable Security Interest.

(c)           Upon the occurrence and during the continuance of a Default and the demand of the Collateral Agent, each Company shall promptly instruct each Person obligated at any time to make any payment to such Company for any reason to make such payment to a Lockbox Account, and shall pay to the Collateral Agent for deposit in an Approved Bank Account as may be from time to time designated by the Collateral Agent, at the end of each Business Day, all proceeds of Collateral and all other cash received by it on such day.

(d)           Each Company shall instruct each Lockbox Bank to transfer to an Approved Bank Account designated by the Collateral Agent, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Lockbox Account in such Lockbox Bank.

(e)           Upon any termination of any Lockbox Agreement or other agreement with respect to the maintenance of a Lockbox Account by any Company or any Lockbox Bank, each applicable Company shall immediately notify all Persons that were making payments to such Lockbox Account to make all future payments to another Lockbox Account or to an Approved Bank Account designated by the Collateral Agent.  Each Company agrees to terminate any or all Lockbox Account and Lockbox Agreements upon request by the Collateral Agent.

Section 9.14.        Filing Fees and Taxes.  Each Company covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery of the Note Documents, and the recording, filing, satisfaction, continuation and release of any Mortgages, Financing Statements or other instruments filed or recorded in connection herewith or therewith.

Section 9.15.        Assigned Agreements.  Except in the Ordinary Course of Business, each Company covenants and agrees that it shall not (a) cancel or terminate any Assigned Agreement or consent to or accept any cancellation or termination thereof; (b) amend or otherwise modify any Assigned Agreement or give any consent, waiver or approval thereunder; (c) waive any default or breach of any Assigned Agreement; or (d) take any other action in connection with any Assigned Agreement, and, notwithstanding the foregoing, in each case where any such action may give rise to a Material Adverse Effect, such action shall only be taken with the prior written consent of the Required Holders.

Section 9.16.        Air Products APA Documents.  Each Company shall (a) observe and perform in all material respects all the obligations imposed upon such Company under the Air Products APA Documents; (b) promptly send to the holders of Notes copies of each material notice which any Company shall send or receive under the Air Products APA Documents (including, but not limited to, the “Statement” as defined in Section 2.01(a) of the Air Products APA, any “Notice of Disagreement” as defined in Section 2.01(b) of the Air Products APA, any updates to the Seller Disclosure Letter as provided for in Section 5.02(b)(i) of the Air Products APA, and any notice of termination as provided for in Section 8.01(a)(i) of the Air Products APA); (c) enforce the performance and observance of the material provisions of the Air Products APA Documents; (d) not alter, modify or change the material terms of the Air Products APA Documents; and (e) not cancel or terminate any material Air Products APA Document except in accordance with its terms.

Section 9.17.        Underlying Documentation.  Each Company covenants and agrees that such Company will, at any time a Default exists and upon the request therefor by the Collateral Agent, promptly deliver possession to the Collateral Agent of any or all of the Material Contracts.

Section 9.18.        Further Assurances.  Each Company covenants and agrees that, at the Companies’ cost and expense, upon request of Collateral Agent or the Required Holders, such Company shall duly execute and deliver, or cause to be duly executed and delivered, to Collateral Agent such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Collateral Agent, the Required Holders or their respective counsel to carry out more effectively the provisions and purposes of this Agreement and the other Note Documents.

Section 9.19.        Post Closing Matters.  Each Company shall satisfy the requirements set forth on Schedule 9.19 on or before the date specified for such requirement or such later date to be determined by the Required Holders.

SECTION 10.                                             NEGATIVE COVENANTS.

Each Company covenants that so long as any of the Notes are outstanding:

Section 10.1.        Financial Covenants.  Each Company will cause the Company Consolidated Group to maintain:

(a)           a Fixed Charge Coverage of not less than (i) from the date of this Agreement through July 31, 2008, 1.25 to 1.00, and (ii) thereafter, 1.50 to 1.00;

(b)           a ratio of (i) Funded Debt to (ii) the sum of Funded Debt plus Equity Owners’ Equity of not more than (x) from the date of this Agreement through April 30, 2009, 60%, (y) from May 1, 2009 through April 30, 2010, 50%, and (z) thereafter, 45%; and

(c)           a ratio of Funded Debt to EBITDA of not more than (i) from the date of this Agreement through October 31, 2008, 3.50 to 1.00, and (ii) thereafter, 3.00 to 1.00.

For purposes of computation of the financial covenants set forth in this Section 10.1, such computation shall be (i) determined by the Required Holders as of each Quarter-End, based on the Compliance Certificate most recently delivered by the Companies in accordance with the terms of this Agreement, (ii) determined on a Consolidated Basis, (iii) based on an Annualized Rolling Period, if applicable, and (iv) determined exclusive of any and all expenses paid or incurred by any Company (up to a maximum of $1,000,000) under any Transition Services Agreement.  Notwithstanding the foregoing or anything in this Agreement to the contrary, with respect to any Acquisition for consideration in excess of $15,000,000 (including the Acquisition being made pursuant to the Air Products APA Documents), for purposes of computation of the financial covenants set forth in this Section 10.1, such computation shall be made in good faith by the Companies (but subject to the approval of the Required Holders) by taking into account the historical results relating to such Acquisition as follows:  (A) for the Quarter-End immediately following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; (B) for the second Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; (C) for the third Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; and (D) for the fourth Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End.

Section 10.2.        Dividends.  No Company will permit any Member of the Company Consolidated Group to declare or pay any Dividends in an amount such that such declaration or payment would give rise to a Default arising out of the failure to maintain the covenants required under Section 10.1.

Section 10.3.        Liens.  No Company will permit any Member of the Company Consolidated Group to directly or indirectly grant, make, create, incur, assume or suffer to exist (or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of), any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.

Section 10.4.        Indebtedness.  No Company will permit any Member of the Company Consolidated Group to incur, create, assume, or permit to exist any Indebtedness, other than Permitted Indebtedness.

Section 10.5.        Investments and Contingent Liabilities.  No Company will permit any Member of the Company Consolidated Group to make any Investment, other than Permitted Investments.  No Company will permit any Member of the Company Consolidated Group to become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, provided that a Company may guaranty Indebtedness of any other Member of the Company Consolidated Group so long as such guaranty does not otherwise give rise to a Default (and for purposes of this Section 10.5, such contingent liability shall be included as Indebtedness of such Company unless the same is already reflected as Indebtedness on a Consolidated Basis).

Section 10.6.        Sale of Equity Interests.  No Company will permit any Member of the Company Consolidated Group to issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of any Company by any Company if the same would result in a Change in Control or a Default or Event of Default.

Section 10.7.        Merger, Consolidation, Etc.

(a)           No Company will permit any Member of the Company Consolidated Group to wind up, liquidate or dissolve its affairs or merge or consolidate with any other Person, except that the following shall be permitted: (i) Permitted Acquisitions; (ii) Permitted Transfers of Assets; (iii) any Subsidiary of KMG Chemicals (other than a Company) may merge or consolidate with or into any other Subsidiary of KMG Chemicals; and (iv) any Subsidiary of KMG Chemicals (other than a Company) may dissolve, liquidate or wind up its affairs at any time, provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(b)           No Company will change (i) its legal name or (ii) its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent not less than 10 Business Days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the Collateral Agent’s Lien in the Collateral, if applicable.

Section 10.8.        Sale of Assets, Etc.  No Company will permit any Member of the Company Consolidated Group to sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any part of its assets, including, without limitation, the Collateral (other than Permitted Transfers of Assets).

Section 10.9.        Lines of Business.  No Company will permit any Member of the Company Consolidated Group to engage in any business other than the Permitted Lines of Business.

Section 10.10.      Terrorism Sanctions Regulations.  No Company will permit any Member of the Company Consolidated Group or any other Subsidiary of any Company to (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Each Company shall deliver to each holder of Notes any certification or other evidence requested from time to time by such holder, in its discretion, confirming compliance with this Section 10.10.

Section 10.11.      Affiliate Transactions.  Except for agreements reflected in the Most Recent Financial Statements, agreements currently in effect and listed on Schedule 10.11 attached hereto, agreements which provide only for either Permitted Investments or Permitted Indebtedness, and agreements between or among Members of the Company Consolidated Group, no Company will enter into any agreement, transaction or series of transactions where any Affiliate of any Company is a party thereto, (a) except in the Ordinary Course of Business or (b) unless the Governing Body of the applicable Member of the Company Consolidated Group has approved such agreement or transaction.

Section 10.12.      Capital Expenditures.  No Company will permit the Company Consolidated Group to make Capital Expenditures in an aggregate amount in excess of $10,000,000 in any consecutive twelve-month period.

Section 10.13.      Existing Indebtedness and Credit Agreement Obligations.  No Company will permit any Member of the Company Consolidated Group to enter into any agreement with respect to any of its Existing Indebtedness which is Indebtedness for borrowed money or with respect to any Credit Agreement Obligations if the effect of such agreement is to:

(a)           increase the interest rate on such Indebtedness or Credit Agreement Obligations, or materially change the computation or component of the interest rate or yield provisions;

(b)           change the dates upon which payments of principal, interest or other scheduled payments are due on such Indebtedness or Credit Agreement Obligations (other than to extend such dates);

(c)           change any default or event of default or any definition thereof (other than to delete or make less restrictive any default provision), or shorten any grace or cure period with respect to such Indebtedness or Credit Agreement Obligations;

(d)           add any material covenant with respect to such Indebtedness or Credit Agreement Obligations;

(e)           change the redemption or prepayment provisions of such Indebtedness or Credit Agreement Obligations (other than to extend the dates therefore or to reduce the premiums payable in connection therewith); or

(f)            materially increase the obligations of the applicable Member of the Company Consolidated Group (including any increase in the principal amount of any such Indebtedness) or confer additional material rights to the holder of such Indebtedness or Credit Agreement Obligations in a manner adverse to any Member of the Company Consolidated Group or the holders of the Notes.

Section 10.14.      Acquisitions.  No Company will permit any Member of the Company Consolidated Group to consummate any Acquisition (other than Permitted Acquisitions).

Section 10.15.      New Subsidiaries.  No Company will permit any Member of the Company Consolidated Group to create, acquire or own any Subsidiary in connection with an Acquisition or otherwise, except for Subsidiaries with a Tangible Net Worth of less than $1,000,000 (each, an “Immaterial Subsidiary”), provided that the sum of the Tangible Net Worth of all Immaterial Subsidiaries does not exceed $5,000,000.

Section 10.16.      Amendment of Organizational Documents.  No Company will permit any Member of the Company Consolidated Group to amend or modify in any material respect any of its Organizational Documents.

Section 10.17.      Use of Proceeds.  No Company will directly or indirectly apply any part of the proceeds of any Note to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.

Section 10.18.      Environmental Matters.  No Company will permit any Member of the Company Consolidated Group to treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws or where any such failure in compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 10.19.      Accounting Policies.  No Company will permit any Member of the Company Consolidated Group to make or permit any material changes in its accounting policies or reporting practices, except as may be permitted or required by law or GAAP.

Section 10.20.      KMEX-Specific Restrictions.  No Company shall allow KMEX to (a) cease operations of the KMEX Plant or sell, transfer, lease or otherwise dispose of the KMEX Plant, or (b) so long as KMEX’s assets, liabilities, income and losses are included within the definition of “Consolidated Basis”, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any material part of KMEX’s assets (other than the KMEX Plant) except in KMEX’s Ordinary Course of Business.

SECTION 11.                                             EVENTS OF DEFAULT.

                An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           any Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           any Company defaults in the payment of any interest on any Note for more than three days after the same becomes due and payable; or

(c)           any Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.19, Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 10.7 or Section 10.8; or

(d)           any Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Companies receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); provided that, with respect to any default in the performance of or compliance with any term contained in Section 7.1(b), such 30 day cure period shall be extended for up to an additional 30 days so long as on or before the 30th day after such default the Companies have provided the holders of Notes with unaudited financial statements of the type required by Section 7.1(b) and the Companies have commenced and continue to diligently pursue a cure of such default; provided, further, that with respect to any default in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document resulting from any Company’s failure to cause any Foreign Subsidiary to comply with any such term, such 30 day cure period shall be extended for up to an additional 30 days so long as such default is capable of being cured and the Companies have commenced and continue to diligently pursue a cure of such default; or

(e)           any financial statement, certificate, representation or warranty made or furnished in writing by or on behalf of any Company or by any officer of any Company in this Agreement or any in any other Note Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) any Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $3,000,000 beyond any period of grace provided with respect thereto, or (ii) any Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $3,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $3,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness;  or

(g)           any Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Company or any of its Subsidiaries, or any such petition shall be filed against any Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Companies and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j)            a judgment creditor of any Company Party shall obtain possession of any of the Collateral with an aggregate value of more than $1,000,000 by any means, including without limitation, levy, distraint, replevin or self-help; or

(k)           there shall occur any default, Default, event of default, Event of Default as defined and provided under any other Note Document or any Credit Document (after the expiration of any applicable grace and cure period); or

(l)            any material provision of any Note Document for any reason ceases to be valid and binding on, or enforceable against, any Company Party, as applicable (except (i) pursuant to the terms of such Note Document, (ii) as permitted by this Agreement or (iii) to the extent such provision is released in writing by the Required Holders), or any Company Party, as applicable, so states in writing; or

(m)          any Security Document for any reason (except pursuant to the terms hereof or thereof) ceases to create an Acceptable Security Interest on any material portion of the Collateral purported to be covered by such Security Document, and the same, if curable, is not cured within 30 days after the Collateral Agent or the Required Holders notify the applicable Company Party of the same; or

(n)           assignment or attempted assignment by any Company Party of this Agreement, any rights hereunder, or any Note, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of the Required Holders, except for transfers permitted hereunder or under any other Note Document; or

(o)           except as otherwise permitted herein, the transfer of any Company’s interest in, or rights under, this Agreement or any other Note Document by operation of law or otherwise, including, without limitation, such transfer by any Company as debtor in possession under Bankruptcy Law, or by a trustee for any Company under Bankruptcy Law, to any Person not a party to this Agreement or such other Note Document, whether or not the obligations of such Company under this Agreement or such other Note Document are assumed by such third Person; or

(p)           the institution of a foreclosure or other possessory action against (i) the Mortgaged Property, or (ii) any of the Collateral other than the Mortgaged Property, except where such action would not be reasonably expected to have a Material Adverse Effect; or

(q)           a Change in Control shall occur; or

(r)            the occurrence of any event, act, condition or occurrence of whatever nature wherein the legality, validity or enforceability of any provision of any Note Document is questioned or challenged; or

(s)           any Casualty or Condemnation Event occurs that results in the loss of (i) assets having an aggregate fair market value (prior to such loss) exceeding $5,000,000 in any Fiscal Year or (ii) assets having an aggregate fair market value (prior to such loss) exceeding $10,000,000 on or after the date of Closing and, in each case, within 30 days after the occurrence thereof, the Required Holders have not agreed in writing that such Casualty or Condemnation Event does not constitute an Event of Default; or

(t)            if (i) any Plan shall fail to satisfy the minimum funding standard of ERISA or the Code for any plan year or part thereof or a waiver of such standard is sought or granted under section 412 of the Code, (ii) a Plan is, or is expected to be, in “at-risk status” (within the meaning of Section 430(i)(4) of the Code), (iii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iv) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (v) any Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) any Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vii) any Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Company or any Subsidiary thereunder.

As used in Section 11(t), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.                                             REMEDIES ON DEFAULT, ETC.

Section 12.1.        Acceleration.

(a)           If an Event of Default with respect to any Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Companies, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Companies, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  Each Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by any Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by each Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.        Other Remedies; Application of Proceeds.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  All amounts recovered by any holder of Notes as the result of the exercise of such remedies or from distributions or other payments under the Intercreditor Agreement (after application of amounts thereunder pursuant to the terms of Section 4.3 thereof) shall be applied in accordance with the following priorities (with all partial payments of amounts owing within each category being allocated ratably in accordance with the amounts so owing to each holder of Notes): first, to the payment of all fees, indemnities, costs and expenses then owing to the holders of Notes under the Note Documents; second, after payment in full of the amounts set forth in clause first above, to the payment of the Make-Whole Amount, if any, then owing; third, after payment in full of the amounts set forth in clause second above, to the payment of all accrued and unpaid interest then owing to the holders of Notes under the Note Documents; and fourth, after payment in full of the amounts set forth in clause third above, to the payment of principal then outstanding under the Notes.

Section 12.3.        Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Companies, may rescind and annul any such declaration and its consequences if (a) the Companies have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither any Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.        No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of each Company under Section 15, the Companies will jointly and severally pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                                             REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.        Registration of Notes.  Each Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Companies shall not be affected by any notice or knowledge to the contrary.  Each Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.        Transfer and Exchange of Notes.  Upon surrender of any Note to the Companies at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, each Company shall execute and deliver, at each Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Companies may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.        Replacement of Notes.  Upon receipt by the Companies at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Companies at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.                                             PAYMENTS ON NOTES.

Section 14.1.        Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction.  The Companies may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Companies in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.        Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, each Company will jointly and severally pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Companies in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Companies made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Companies at their principal executive office or at the place of payment most recently designated by the Companies pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Companies in exchange for a new Note or Notes pursuant to Section 13.2.  The Companies will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.                                             EXPENSES, ETC.

Section 15.1.        Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, each Company will jointly and severally pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, each other holder of a Note and the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the other Note Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the other Note Documents, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO.  Each Company will jointly and severally pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.        Survival.  The obligations of each Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes or any other Note Document, and the termination of this Agreement.

SECTION 16.                                             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Company pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of such Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between each Purchaser and each Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                             AMENDMENT AND WAIVER.

Section 17.1.        Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Companies and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.        Solicitation of Holders of Notes.

(a)           Solicitation.  The Companies will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Companies will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment.  Each Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3.        Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon each Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.        Notes Held by Any Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Document, or have directed the taking of any action provided herein or in the Notes or in any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Company or any of its Subsidiaries shall be deemed not to be outstanding.

SECTION 18.                                             NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Companies in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Companies in writing, or

(iii)          if to any Company, to such Company at its address set forth at the beginning hereof to the attention of John Sobchak, Vice President and Chief Financial Officer, or at such other address as such Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                                             REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  Each Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                             CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of any Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement and the other Note Documents.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by any Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with such Company embodying the provisions of this Section 20.

SECTION 21.                                             SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Companies, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Companies of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                                             JOINT AND SEVERAL LIABILITY OF COMPANIES.

Each Company is accepting joint and several liability hereunder and under the Notes in consideration of the financial accommodation to be provided by the Purchasers of the Notes, for the mutual benefit, directly and indirectly, of each Company and in consideration of the undertakings of each Company to accept joint and several liability for the obligations of each other Company.  Each Company jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-obligor, joint and several liability with the other Companies with respect to the payment and performance of the Notes, it being the intention of the parties hereto that the Notes shall be the joint and several obligations of each and all of the Companies without preferences or distinction among them.  If and to the extent that any Company shall fail to make any payment with respect to all or any portion of the Notes as and when due or to perform any other obligation hereunder or under any other Note Document in accordance with the terms hereof or thereof, then in each such event, the other Companies will make such payment with respect to, or perform, such obligation.  The obligations of each Company under the Note Documents constitute full recourse obligations of such Company, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other Note Document or any other circumstances whatsoever.  Except as otherwise expressly provided in any Note Document, each Company hereby waives notice of acceptance of its joint and several liability, notice of any issuance of any Note under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement or any other Note Document, notice of any action at any time taken or omitted by the Collateral Agent or any holder of any Note under or in respect of any of the obligations of the Companies under the Note Documents, any requirement of diligence and, generally, all demands, notice and other formalities of every kind in connection with this Agreement or any other Note Document.  Each Company hereby assents to, and waives notice of, any extension or postponement of the time for the payment of the Notes, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Collateral Agent or any holder of any Note at any time or times in respect of any default by any Company in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Note Document, any and all other indulgences whatsoever by the Collateral Agent or any holder of any Note in respect of any of the obligations of the Companies under the Note Documents, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the obligations of the Companies under the Note Documents or in part, at any time or times, of any security for any of the obligations of the Companies under the Note Documents or the addition, substitution or release, in whole or in part, of any Company.  Without limiting the generality of the foregoing, each Company assents to any other action or delay in acting or failure to act on the part of the Collateral Agent or any holder of any Note, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 22, afford grounds for terminating, discharging or relieving such Company, in whole or in part, from any of its obligations under this Agreement or any other Note Document, it being the intention of each

Company that, so long as any portion of the Notes remain unsatisfied, the obligations of such Company under this Agreement and the other Note Documents shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Company under this Agreement and the other Note Documents shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Company.  The joint and several liability of the Companies hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Company.  The provisions of this Section 22 are made for the benefit of each holder of Notes and their respective successors and assigns, and may be enforced from time to time against any of the Companies as often as occasion therefor may arise and without requirement on the part of the Collateral Agent or any holder of Notes first to marshal any of its claims or to exercise any of its rights against any Company or to exhaust any remedies available against any other Company or to resort to any other source or means of obtaining payment of any of the obligations of the Companies under the Note Documents or to elect any other remedy.  The provisions of this Section 22 shall remain in effect until all the obligations of the Companies under the Note Documents shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the obligations of the Companies under the Note Documents, is rescinded or must otherwise be restored or returned by any holder of any Note upon the insolvency, bankruptcy or reorganization of any Company, or otherwise, the provisions of this Section 22 will forthwith be reinstated in effect, as though such payment had not been made.  Notwithstanding any provision of any Note Document, the liability of each Company under the Note Documents as of any date shall be limited to an amount equal to the greatest amount that would not render such Company’s obligations under the Note Documents subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable Bankruptcy Law or other laws, in each instance after giving effect to all other liabilities of such Company, contingent or otherwise, that are relevant under applicable Bankruptcy Law or other laws (specifically excluding, however, any liabilities of such Company to the extent that such liabilities would be discharged by payments made by such Company hereunder, and after giving effect to any rights of subrogation, contribution, reimbursement, indemnity or similar rights of such Company pursuant to applicable laws or otherwise, including any agreement of such Company with any other Person providing for an equitable allocation of such liability).  Each Company acknowledges and agrees that the obligations of such Company under the Note Documents may from time to time exceed the limitation of liability set forth in the preceding sentence without discharging, limiting or otherwise affecting the obligations of any Company under the Note Documents or the rights and remedies of any holder of any Note.

SECTION 23.                                             MISCELLANEOUS.

Section 23.1.        Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 23.2.        Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3.        Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

Section 23.4.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5.        Transaction References.  Each Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from the Companies, as well as the identity of the Companies and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display each Company’s corporate logo in conjunction with any such reference.

Section 23.6.        Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.7.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.8.        Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New

York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.9.        Jurisdiction and Process; Waiver of Jury Trial.

(a)           Each Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes or any other Note Document.  To the fullest extent permitted by applicable law, each Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Each Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.9(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  Each Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 23.9 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE OTHER NOTE DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Companies, whereupon this Agreement shall become a binding agreement between you and the Companies.

Very truly yours,

KMG CHEMICALS, INC.

By
Title:

KMG-BERNUTH, INC.

By
Title:

KMG ELECTRONIC CHEMICALS, INC.

By
Title:

This Agreement is hereby
accepted and agreed to as
of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:
Vice President

Signature Page to Note Purchase Agreement

SCHEDULE A

PURCHASER SCHEDULE

KMG Chemicals, Inc.

KMG-Bernuth, Inc.

KMG Electronic Chemicals, Inc.

7.43% Senior Secured Notes due 2014

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$20,000,000	$10,000,000
			(“Note No. R-01”)
(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:		$10,000,000
			(“Note No. R-02”)
	Account Name: Prudential Managed Portfolio Account No.: P86188 (please do not include spaces) (in the case of payments on account of the Note No. R-01)

	Account Name: Privest Plus Account No.: P86288 (please do not include spaces) (in the case of payments on account of the Note No. R-02)

	JPMorgan Chase Bank New York, NY ABA No.: 021-000-021

Each such wire transfer shall set forth the name of the Company, a reference to “7.43% Senior Secured Notes due 2014, Security No. INV 10971, PPN 48256@ AA6” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all notices relating to payments:

	The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

	Attention: Manager, Billings and Collections

A-1

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201

Attorney: Thomas P. Donahue Telephone: (214) 720-6202

(6)	Tax Identification No.: 22-1211670

A-2

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Security Interest” in any property means a Lien which (a) exists in favor of the Collateral Agent for its benefit and the ratable benefit of the holders of the Notes and the Lender Parties, (b) is superior to all other Liens, except Permitted Liens, (c) secures the Note Agreement Obligations and, if outstanding, the Credit Agreement Obligations and (d) is perfected and enforceable.

“Accounts” has the meaning specified for such term in the UCC.

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (a) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (b) Equity Interests of any Person of five percent or more of the Equity Interests or Voting Power of such Person.

“Affiliate” means, with respect to any applicable Person, (a) any officers or directors of such Person, (b) any Subsidiary of such Person, or (c) any other Person that has a relationship with the applicable Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons.  The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of a Company.

“Air Products APA” means the Asset Purchase Agreement dated as of October 19, 2007 by and between Air Products and Chemicals, Inc. and KMG Chemicals.

“Air Products APA Documents” means the Air Products APA and the other documents and instruments executed by or in favor of any Member of the Company Consolidated Group in connection therewith.

“Amortization Expense” means the amortization expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to GAAP.

“Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Assigned Agreements” means all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar laws of any jurisdiction for the relief of debtors.

“Blocked Person” means any of the following:

(a)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)           a Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement  official publication of such list; or

(f)            a Person who is affiliated with a Person listed above.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Expenditures” means the sum of (a) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (b) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Casualty or Condemnation Event” means, with respect to any property of any Member of the Company Consolidated Group, any loss of, damage to or condemnation or other taking of, such property for which any Member of the Company Consolidated Group is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

“Change in Control” means an event or series of events by which (a) (i) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer,

open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of any Company representing Voting Power having the right to elect at least 50% of the members of the Governing Body of such Company; or (ii) the Governing Body of KMG Chemicals shall cease to consist of a majority of the individuals who constituted the Governing Body of KMG Chemicals as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of KMG Chemicals as of the date hereof; or (b) the Companies shall cease to own at least 99% of the Equity Interests and Voting Power of KMEX and KMG Italia.

“Chattel Paper” has the meaning specified for such term in the UCC.

“Closing” is defined in Section 3.

“Closing Balance Sheet” means an unaudited balance sheet of the Company Consolidated Group dated as of the time immediately following the Closing, such balance sheet to be calculated based upon the most recent financial statements available to the Companies, but on a pro-forma basis after taking into account the transactions that are to occur on the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” has the meaning specified for such term in the Credit Agreement, as in effect on the date of Closing unless any amendment thereto has been consented to by the Required Holders.

“Collateral Agent” means Wachovia Bank, National Association, in its capacity as Collateral Agent under the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Collateral Agent’s Lien” means the Lien granted to Collateral Agent by any Company Party pursuant to the Credit Agreement and the other Security Documents, provided that such Lien secures the Note Agreement Obligations on a pari passu basis with the Credit Agreement Obligations.

“Commercial Tort Claim” has the meaning specified for such term in the UCC.

“Company” and “Companies” are defined in the first paragraph of this Agreement.

“Company Consolidated Group” means the Companies, KMEX, KMG Italia, and any other Person who, after the date of this Agreement, unconditionally guarantees the payment and performance when due of the Note Agreement Obligations (each such Person referred to singularly as a “Member of the Company Consolidated Group”).

“Company Parties” means the Companies and any other Person that hereafter becomes a party to this Agreement or any other Note Document, and which Person is responsible in whole or in part for the payment or performance of any of the Note Agreement Obligations.

“Confidential Information” is defined in Section 20.

“Consolidated Basis” means the consolidation of the assets, liabilities, income and losses, as applicable, of the Company Consolidated Group; provided, however, that there shall be excluded:

(a)           KMEX if (i) the gross revenues of KMEX arising from sales to any Person other than the Companies for the trailing 12 months exceeds $2,000,000, or (ii) the Equity Owner’s Equity, as reflected on KMEX’s balance sheet, is more than $5,000,000; and

(b)           KMG Italia if (i) the EBIDA of KMG Italia exceeds 15% of the EBIDA of the Company Consolidated Group (including KMG Italia), or (ii) the Tangible Net Worth of KMG Italia exceeds 15% of the Tangible Net Worth of the Company Consolidated Group (including KMG Italia).

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 31, 2007, among the Companies and the Lender Parties, as the same may be amended, modified or supplemented from time to time in accordance with its terms to the extent permitted by this Agreement.

“Credit Agreement Agent” means Wachovia Bank, National Association, in its capacity as Agent under the Credit Agreement, together with its successors and assigns in such capacity.

“Credit Agreement Obligations” means the “Credit Agreement Obligations” as defined in the Intercreditor Agreement.

“Credit Documents” has the meaning specified for the term “Loan Documents” in the Credit Agreement, as in effect on the date of Closing

“Current Maturities of Long-Term Indebtedness” means all payments in respect of Long-Term Indebtedness that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current Liability of the applicable Person under GAAP, excluding, however, any such payment required to be made on the ultimate maturity date of such Indebtedness.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (a) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Deposit Accounts” has the meaning specified for such term in the UCC.

“Depreciation Expense” means the depreciation expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to GAAP.

“Dividends” means dividends and other distributions to the Equity Owners of any applicable Person on account of owing an Equity Interest.

“Documents” has the meaning specified for such term in the UCC.

“EBIDA” means, with respect to an applicable Person for the applicable period, Net Income, plus, to the extent deducted in determining Net Income, the sum of (without duplication) Interest Expense, Amortization Expense, Depreciation Expense and all other non-cash charges, all determined in accordance with GAAP.

“EBITDA” means, with respect to an applicable Person for the applicable period, Net Income, plus, to the extent deducted in determining Net Income, the sum of (without duplication) Interest Expense, Income Tax Expense, Amortization Expense, Depreciation Expense and all other non-cash charges, all determined in accordance with GAAP.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equipment” has the meaning specified for such term in the UCC.

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“Equity Owners’ Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with GAAP:

(a)           the par or stated value of all outstanding Equity Interests;

(b)           capital surplus; and

(c)           retained earnings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with any Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company Consolidated Group (a) as reflected on the Most Recent Financial Statements or the Closing Balance Sheet, and which Indebtedness is not being paid or defeased at Closing; and (b) incurred in the Ordinary Course of Business of a Member of the Company Consolidated Group subsequent to the date of the Most Recent Financial Statements, and which Indebtedness is not for borrowed money.

“Existing Investments” means Investments of the Company Consolidated Group (a) as reflected on the Most Recent Financial Statements or the Closing Balance Sheet; and (b) made subsequent to the date of the Most Recent Financial Statements, and which Investments would otherwise be Permitted Investments.

“Extraordinary Receipt” means any consideration received by or paid to or for the account of an applicable Person not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

 “Fiscal Year” means a twelve-month period of time commencing on the first day of August.

“Fiscal Year-End” means the end of each Fiscal Year.

“Fixed Charge Coverage” means the quotient which is obtained by dividing (a) the sum of EBIDA for the 12-month period preceding the applicable date, plus the Lease and Rental Expense for the 12-month period preceding the applicable date, plus Dividends for the 12-month period preceding the applicable date, by (b) the sum of the Current Maturities of Long-Term Indebtedness as of the applicable date, plus the Interest Expense and Lease and Rental Expense for the 12-month period preceding the applicable date.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Form 10-K” means KMG Chemicals’ Annual Report on Form 10-K filed with the SEC, regardless of whether any Company is subject to the filing requirements thereof.

“Form 10-Q” means KMG Chemicals’ Quarterly Report on Form 10-Q filed with the SEC, regardless of whether any Company is subject to the filing requirements thereof.

“Funded Debt” means, as of an applicable time, without duplication, (a) all of the Indebtedness of the applicable Person which is Indebtedness (i) for borrowed money, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with GAAP, classified as a current Liability or Long-Term Indebtedness at such date, and whether secured or unsecured, excluding, however, (b) Indebtedness that is accounts payable and accrued expenses and other similar current Liabilities incurred in such Person’s Ordinary Course of Business.

“GAAP” means generally accepted principles of accounting in effect from time to time in the United States of America applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to the Purchasers by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Authority” means

(a)           the government of

(i)                                     the United States of America or any State or other political subdivision thereof, or

(ii)                                  any other jurisdiction in which any Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Company or any Subsidiary, or

(b)                                 any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Companies pursuant to Section 13.1.

“Income Tax Expense” means the income tax expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with GAAP.

“Indebtedness” means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(a)           all obligations of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

(c)           all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(d)           all indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(i)            to purchase such indebtedness; or

(ii)           to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(iii)          to supply funds to or in any other manner invest in the debtor;

(e)           all indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(f)            all indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should be reflected on the lessee’s balance sheet.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Instruments” has the meaning specified for such term in the UCC.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement of even date herewith among the Lender Parties, the Purchasers and the Companies, as it may be amended, modified or supplemented from time-to-time in accordance with its terms.

“Interest Expense” means the interest expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with GAAP.

“Inventory” has the meaning specified for such term in the UCC.

“Investment” means any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

“Jurisdiction” means each and every nation or any political subdivision thereof.

“KMEX” means KMG de Mexico S.A. de C.V., a company organized under the laws of Mexico.

“KMEX Plant” means the operating facility owned by KMEX and located in Matamoras, Mexico.

“KMG-Bernuth” is defined in the first paragraph of this Agreement.

“KMG Chemicals” is defined in the first paragraph of this Agreement.

“KMG ECI” is defined in the first paragraph of this Agreement.

“KMG Italia” means KMG Italia S.r.l., a company organized under the laws of Italy

“laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any Governmental Authority, whether now in effect or hereafter enacted.

“Lease and Rental Expense” means the lease and rental expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with GAAP.

“Lender Parties” means the Credit Agreement Agent, the Collateral Agent, the Lenders (as such term is defined in the Credit Agreement), the Swing Line Lender (as such term is defined in the Credit Agreement), the Issuing Lender (as such term is defined in the Credit Agreement) and any Lender Party (or an Affiliate of a Lender Party) that is now or hereafter becomes a party to any Lender Party Swap Document (as such term is defined in the Credit Agreement).

“Liabilities” means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a balance sheet of a Person.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other encumbrance, including any conditional sale agreement or other title retention agreement.

“Liquid Assets” means, as of an applicable time, the following, so long as the same is not subject to any Lien (other than an Acceptable Security Interest) nor subject to any restriction on transferability, whether imposed under applicable law, by agreement, or otherwise: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the applicable time; (b) certificates of deposit and time deposits having maturities of six months or less from the applicable time and issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investor’s Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the applicable time; (d) securities with maturities of one year or less from the applicable time and issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (e) securities with maturities of six months or less from the applicable time and backed by standby letters of credit by any Lender (as defined in the Credit Agreement) or any commercial bank satisfying the requirements of clause (b) of this definition; (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition; and (g) publicly traded securities listed on a nationally recognized securities exchange in the United States of America.

“Long-Term Indebtedness” means at any date any Indebtedness which matures (or the maturity of which may at the option of the applicable Person be extended such that it matures) more than one year after such date.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Companies and their respective Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Companies and their respective Subsidiaries taken as a whole, or (b) the ability of any Company to perform its obligations under this Agreement, the Notes or any other Note Document, or (c) the validity or enforceability of this Agreement, the Notes or any other Note Document.

“Material Contract” means any contract or agreement (other than contracts or agreements with respect to Asset Acquisitions) to which any Company is a party, by which any Company or its properties are bound, or to which any Company is subject and which contract or agreement (a) pursuant to its terms provides for payments or receipts by any Company which might reasonably be expected to exceed $5,000,000 during any Fiscal Year; or (b) if on account of any breach or termination thereof, would reasonably be expected to cause a Material Adverse Effect.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgages.

“Mortgages” means (a) the Deed of Trust and Security Agreement dated as of December 31, 2007, executed by KMG ECI in favor of the Collateral Agent, with respect to the Mortgaged Property located in Pueblo County, Colorado; and (b) the Mortgage and Security Agreement dated as of December 31, 2007, executed by KMG-Bernuth in favor of the Collateral Agent, with respect to the Mortgaged Property located in Doniphan County, Kansas, and includes any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

 “Most Recent Financial Statements” means the audited balance sheet and income statement of the Company Consolidated Group dated as of July 31, 2007, as supplemented by management-prepared financial statements dated as of each Quarter-End through the Quarter-End of October 31, 2007.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Income” means the net income of an applicable Person for the applicable period as determined in accordance with GAAP, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

“Note Agreement Obligations” means the “Note Agreement Obligations” as defined in the Intercreditor Agreement.

“Note Documents” means collectively, this Agreement, the Notes, the Security Documents, the Intercreditor Agreement and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Note Document may be amended, modified or supplemented from time-to-time to the extent not prohibited by this Agreement; provided that, although the Credit Agreement is a Security Document, the term Note Documents shall only include the provisions of the Credit Agreement directly or indirectly related to the granting of the Collateral Agent’s Lien and the enforcement of such Lien.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Companies whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course of Business” means an action taken by a Person only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)           such action is not required to be authorized by the Governing Body of such Person under applicable laws.

“Organizational Documents” means (a) the articles of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the articles of organization and the operating agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means:

(a)           the Acquisition being made pursuant to the Air Products APA Documents;

(b)           any Acquisition if the total consideration paid or payable is less than $15,000,000 and if (i) the Companies give the holders of Notes not less than 10 days prior written notice of such Acquisition; (ii) no later than 30 days after the Acquisition, each Company shall have executed and delivered such documentation (if any) as may be required by the Collateral Agent such that it shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property); and (iii) no Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition;

(c)           any Acquisition made by any Company if the total consideration paid or payable is equal to or greater than $15,000,000 and if (i) the Companies give the holders of Notes not less than 30 days prior written notice of such Acquisition, which written notice shall be accompanied by a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or during the one-year period following the consummation of such Acquisition; (ii) the Required Holders consent to such Acquisition (and in granting or denying such consent, the holders of Notes may consider, among other things, whether (x) the business acquired is a Permitted Line of Business; (y) immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by any Company; (z) immediately after the Acquisition, the Companies shall have executed and delivered such documentation (if any) as may be required by the Collateral Agent so that the Collateral Agent shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property with a value of less than $1,000,000); and provided that in any event the holders of Notes may withhold such consent if any Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition; and

(d)           any Acquisition made by any Member of the Company Consolidated Group (other than a Company), whether in a single transaction or a series of related transactions, if the total consideration paid or payable is equal to or greater than $15,000,000 and if (i) the Companies give the holders of Notes not less than 30 days prior written notice of such Acquisition, which written notice shall be accompanied by a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or during the one-year period following the consummation of such Acquisition; and (ii) the Required Holders consent to such Acquisition (and in granting or denying such consent, the holders of Notes may consider, among other things, whether the business acquired is a Permitted Line of Business); and provided that in any event the holders of Notes may withhold such consent if any Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition.

“Permitted Indebtedness” means:

(a)           the Credit Agreement Obligations;

(b)           the Note Agreement Obligations;

(c)           the Existing Indebtedness;

(d)           any Indebtedness arising under any Swap Document (as defined in the Credit Agreement) entered into as a result of the compliance with any affirmative covenant of any Company Party set forth in any Credit Document;

(e)           Indebtedness incurred in the Ordinary Course of Business of the Company Consolidated Group and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien;

(f)            Indebtedness of any Member of the Company Consolidated Group owed (i) to any Member of the Company Consolidated Group (other than a Company) and (ii) to any Company so long as the same constitutes a Permitted Investment by such Company under clause (ii) of clause (f) of the definition of Permitted Investment; and

(g)           Indebtedness (other than Indebtedness specified in clauses (a) through (f) above) incurred by any Member of the Company Consolidated Group in an aggregate amount not to exceed $15,000,000 at any time outstanding.

 “Permitted Investments” means:

(a)           Liquid Assets;

(b)           purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(c)           Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(d)           without duplication, Investments consisting of Permitted Indebtedness and Permitted Acquisitions;

(e)           Existing Investments;

(f)            Investments made by a Member of the Company Consolidated Group (i) in any Company and (ii) in any Member of the Company Consolidated Group (other than a Company), provided that the sum of (x) the aggregate amount of Investments made pursuant to this clause (ii) plus (y) the aggregate value of assets transferred to Members of the Company Consolidated Group (other than a Company) pursuant to clause (ii) of clause (f) of the definition of Permitted Transfers of Assets is equal to or less than $5,000,000; and

(g)           Investments (other than Investments specified in clauses (a) through (f) above) in an aggregate amount that shall not exceed $15,000,000.

 “Permitted Liens” means:

(a)           Collateral Agent’s Lien; provided, that the obligations of the Company Parties to the Lender Parties in respect of Lender Party Swap Documents (as defined in the Credit Agreement) may be secured by such Liens only so long as, with respect to each Lender (as defined in the Credit Agreement) or Affiliate thereof, (i) the Lender remains a Lender under the Credit Agreement and (ii) such Lender or Affiliate thereof is a party to the Intercreditor Agreement;

(b)           Liens, if any, as reflected on the Title Insurance Policies;

(c)           those Liens identified on Schedule C attached to this Agreement;

(d)           the following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement or any other Note Document, and (ii) does not give rise to a Material Adverse Effect:

(1)           if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP:

(A)          Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(B)           Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(C)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(D)          adverse judgments on appeal;

(2)           pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (other than any such Lien incurred pursuant to ERISA);

(3)           good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of 10% of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, payment, bid or other similar bonds required in the Ordinary Course of Business; and

(4)           purchase money security interests granted in the Ordinary Course of Business to secure not more than 100% of the purchase price of assets, provided that the Indebtedness secured by such security interests is permitted by clause (g) of the definition of Permitted Indebtedness; and

(e)           Easements over the Mortgaged Property arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such Mortgaged Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Mortgaged Property.

“Permitted Line of Business” means the business engaged in by Company as of the date of this Agreement, and businesses reasonably ancillary thereto.

“Permitted Transfers of Assets” means:

(a)           sales of Inventory in the Ordinary Course of Business;

(b)           the sale or exchange of used or obsolete Equipment to the extent (i) the proceeds of such sale are applied towards, or such Equipment is exchanged for, similar replacement Equipment, or (ii) such Equipment is no longer necessary for the operations of any Company in the Ordinary Course of Business;

(c)           the sale or disposition of assets outside the Ordinary Course of Business, provided that (i) the aggregate value of assets sold or disposed of pursuant to this clause (c) in any Fiscal Year shall not exceed $5,000,000, (ii) the aggregate value of assets sold or disposed of pursuant to this clause (c) on or after the date of Closing shall not exceed $10,000,000, and (iii) immediately prior to such sale or disposition, and after giving effect to such sale or disposition, no Default or Event of Default would exist;

(d)           any transfer arising from the termination of any Swap Document (as defined in the Credit Agreement), if such termination does not give rise to a Default;

(e)           Dividends if immediately prior and subsequent to the payment of any such Dividend, no Default would exist;

(f)            any transfer of assets by a Member of the Company Consolidated Group (i) to a Company, so long as such transfer of assets would not otherwise give rise to a Default and (ii) to a Member of the Company Consolidated Group (other than a Company), so long as such transfer of assets would not otherwise give rise to a Default, provided that the sum of (x) the aggregate value of assets transferred to Members of the Company Consolidated Group (other than a Company) pursuant to this clause (ii) plus (y) the amount of Investments made pursuant to clause (ii) of clause (f) of the definition of Permitted Investments is equal to or less than $5,000,000; and

(g)           the lease of a portion of the Mortgaged Property located in Doniphan County, Kansas, pursuant to that certain Lease dated as of February 22, 2006 between KMG-Bernuth, as lessor, and Boehringer Ingelheim Vetmedica, Inc., as lessee, as amended from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Company or any ERISA Affiliate or with respect to which any Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of January, April, July and October.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation “T”, Regulation “U”, and Regulation “X” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of any Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Notes, whether delivered prior to, at, or after the Closing, wherein the Collateral Agent is granted a Lien in any Company Party’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, including, without limitation, the Credit Agreement and the Mortgages, as each such Security Document may be amended, modified or supplemented from time-to-time to the extent not prohibited by this Agreement; provided that, although the Credit Agreement is a Security Document, the term Security Documents shall only include the provisions of the Credit Agreement directly or indirectly related to the granting of the Collateral Agent’s Lien and the enforcement of such Lien.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of KMG Chemicals.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Subsidiary” means, as to any Person (the “first person”), another Person (the “second person”) with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of KMG Chemicals.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tangible Net Worth” means, at any time with respect to an applicable Person, Equity Owner’s Equity, less the sum of:

(a)           any surplus resulting from any write-up of assets subsequent to the date of Closing;

(b)           goodwill, including any amounts, however designated on a balance sheet of such Person, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto;

(c)           patents, trademarks, trade names and copyrights;

(d)           any amount at which Equity Interests appear as an asset on a balance sheet of such Person;

(e)           loans and advances to Affiliates, stockholders, directors, officers or employees;

(f)            deferred expenses (to the extent included as an asset on a balance sheet);

(g)           Investments in Affiliates of any nature; and

(h)           any other amount in respect of an intangible that, in accordance with GAAP, should be classified as an asset on a balance sheet of the applicable Person.

“Tangible Property” means all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property.

“Title Insurance Policies” means standard ALTA form title insurance policies with respect to the Mortgaged Property and acceptable to the Collateral Agent in its discretion, dated the date of Closing, and issued by a Title Insurance Company to the Collateral Agent upon the applicable Mortgaged Property, subject only to those exceptions and matters of title acceptable to the Collateral Agent, in the Collateral Agent’s discretion.

“Transition Services Agreement” means any agreement between any Company and Air Products and Chemicals, Inc. relating to the provision of administrative and other services for the orderly transition of the assets the subject of the Air Products APA Documents.

“UCC” means the Uniform Commercial Code as presently adopted and in effect (a) with respect to KMG Chemicals and KMG ECI, in the State of Texas, and (b) with respect to KMG-Bernuth, in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such terms shall have the meanings attributed to those terms under such other Jurisdiction).

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Companies and any Company’s other Wholly-Owned Subsidiaries at such time.